As filed with the Securities and Exchange Commission on January 14, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noah Education Holdings Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

10th Floor B Building Futian Tian’an Hi-Tech Venture Park Futian District Shenzhen, Guangdong Province People’s Republic of China (86-755) 8343-2800	N.A.
(Address of principal executive offices)	(Zip code)

2007 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name and address of agent for service)

Copies to:

David T. Zhang, Esq.

Latham & Watkins LLP

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

(852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, $0.00005 par value per share (3)	1,266,592	$1.47	(4)	$1,861,890
Ordinary Shares, $0.00005 par value per share (3)	4,000	$6.14	(4)	$24,560
Ordinary Shares, $0.00005 par value per share (3)	76,438	$—	(4)	$—
Ordinary Shares, $0.00005 par value per share (3)	126,412	$3.87	(4)	$489,214
Ordinary Shares, $0.00005 par value per share (3)	673,902	$6.70	(5)	$4,515,143
Total (6)	2,147,344			$6,890,807	$271

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement includes an indeterminate number of additional shares that may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2007 Share Option Plan (the “Plan”).
(2)	These shares are offered under awards (including share options) granted or to be granted under the Plan. The proposed maximum offering price per ordinary share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.
(3)	These shares may be represented by the Registrant’s ADSs, each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-146283).
(4)	These shares are the subject of outstanding options granted under the Plan, and the proposed maximum offering price per share represents the exercise price of these options.
(5)	These shares are reserved for future award grants under the Plan, and the proposed maximum offer price per share represents the average of the high and low prices for the Registrant’s American Depositary Shares (each representing one ordinary share), as quoted on the New York Stock Exchange on January 10, 2008.
(6)	Any ordinary shares covered by an award granted under the Plan (or portion of an award) that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan. Ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and will not become available for future issuance under the Plan, except that if unvested ordinary shares are forfeited or repurchased by the Registrant at their original issue price, such ordinary shares shall become available for future grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registration Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Noah Education Holdings Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus dated October 18, 2007 (the “Prospectus”) filed pursuant to Rule 424(b)(4) under the Securities Act on October 19, 2007;

(b) The Registrant’s Report of Foreign Private Issuer on Form 6-K dated November 20, 2007; and

(c) The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Prospectus, and all amendments and reports subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide for indemnification of officers and directors for costs, charges, expenses, judgments losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are party or are threatened to be made a party by reason of their acting as the Registrant’s directors or officers, other than as a result of such person’s actual fraud or willful default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-146267), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-146267), also provides for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the attached index to exhibits.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on January 14, 2008.

Noah Education Holdings Ltd.

By:	/s/ Dong Xu
Name:	Dong Xu
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, severally and not jointly, Dong Xu and Trevor Choi, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of January 14, 2008.

Signature	Title

/s/ Dong Xu	Chairman and Chief Executive Officer (principal executive officer)
Dong Xu

/s/ Trevor Choi	Chief Financial Officer (principal financial and accounting officer)
Trevor Choi

/s/ Benguo Tang	Director
Benguo Tang

Signature	Title
/s/ Xiaotong Wang	Director
Xiaotong Wang
/s/ Xianquan Wang	Director
Xianquan Wang
/s/ Conrad Kwong Yue Tsang	Director
Conrad Kwong Yue Tsang
/s/ Xiao Chen	Director
Xiao Chen
/s/ Guangnan Ni	Director
Guangnan Ni
/s/ Donald J. Puglisi	Authorized Representative in the United States
Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-146267))

4.2	Form of Deposit Agreement among the Registrant, the Depositary, and the holders of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-146267))

5.1*	Opinion of Maples and Calder, counsel to the Registrant, regarding the legality of the Ordinary Shares

23.1*	Consent of Deloitte Touche Tohmatsu, independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in opinion filed as Exhibit 5.1)

24.1*	Powers of attorney (included on signature pages)

99.1	2007 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-146267))

*	Filed herewith.